Exhibit 3.7

FIRST AMENDMENT
TO THE AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF LODGING FUND REIT III OP, LP

This First Amendment (this “Amendment”) to the Amended and Restated Limited Partnership Agreement (the “Partnership Agreement”) of Lodging Fund REIT III OP, LP (the “Partnership”) dated June 15, 2020 is adopted by Lodging Fund REIT III, Inc. (the “General Partner”), as the General Partner and on behalf of the Limited Partners to be effective as of February 4, 2021 (“Effective Date”).  Capitalized terms used in this Amendment and not defined herein shall have the meanings ascribed to such terms in the Partnership Agreement.

WHEREAS, the General Partner has determined it to be in the best interest of the Partnership to amend the Partnership Agreement in order to issue those certain Series T Limited Units with the parameters set forth in Exhibit D of the Amended and Restated Contribution Agreement between the Partnership and LN Hospitality Denver, LLC, a Colorado limited liability company dated February 3, 2021 (the “T Unit Parameters”).

NOW, THEREFORE, in consideration of the preceding, the General Partner hereby amends the Partnership Agreement as follows:

1.The Partnership Agreement shall hereby incorporate the T Unit Parameters in the Partnership Agreement with respect to the Series T Limited Units.  The Partnership shall maintain the T Unit Parameters in the records of the Partnership.
2.As amended hereby, the Agreement shall continue in full force and effect.
3.The terms and provisions of this Amendment shall be binding upon and shall inure to the benefit of the successors and assigns of the General Partner and the Limited Partners.
4.This Amendment may be executed in several counterparts, and all so executed shall constitute one Agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart.
5.Any electronic signature of a party to this Amendment and of a party to take any action related to this Amendment shall be valid as an original signature and shall be effective and binding. Any such electronic signature (including the signature(s) to this Amendment) shall be deemed (i) to be "written" or "in writing," (ii) to have been signed and (iii) to constitute a record established and maintained in the ordinary course of business and an original written record when printed from electronic files.

IN WITNESS WHEREOF, this Amendment is effective as of the Effective Date set forth above.

GENERAL PARTNER:

Lodging Fund REIT III, Inc., a Maryland corporation

By:	/s/ Corey R. Maple
Corey R. Maple
Chief Executive Officer